Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Editas Medicine, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(r)	14,375,000 (1)	$10.00	$143,750,000	$110.20 per $1,000,000	$15,841.25 (2)
Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-
	Total Offering Amounts					$143,750,000	-	$15,841.25
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$15,841.25

Table 2—Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(b) and 0-11(a)(2)
Fees Offset Claims	-	-	-	-	-	-	-	-	-	-
Fee Offset Sources	-	-	-	-	-	-	-	-	-	-
Rule 457(p)
Fees Offset Claims	-	-	-	-	-	-	-	-	-	-
Fees Offset Sources	-	-	-	-	-	-	-	-	-	-

(1)            Includes 1,875,000 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.

(2)            In accordance with Rule 457(r) under the Securities Act. This “Calculation of Filing Fee Tables” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-253715) in accordance with Rule 456(b) and 457(r) under the Securities Act of 1933